CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Fixed Income Trust

Evergreen Select Fixed Income Trust

We consent to the use of our reports, dated August 23, 2005, for Evergreen Adjustable Rate Fund, Evergreen Limited Duration Fund, Evergreen Short Intermediate Bond Fund, each a series of Evergreen Select Fixed Income Trust, and Evergreen Ultra Short Opportunities Fund, a series of Evergreen Fixed Income Trust incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                                        /s/ KPMG LLP

Boston, Massachusetts

October 28, 2005